Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-292951, 333-258906, and 333-220838), Form S-3, as amended (File No. 333-29038), and Form S-1, as amended (File Nos. 333-289142, and 333-289146) of our report dated March 23, 2026, with respect to the consolidated financial statements of Abundia Global Impact Group, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Houston, Texas

March 23, 2026